CONTACT: Kurt Hall (303) 792-8788	FOR IMMEDIATE RELEASE
March 2, 2001

UNITED ARTISTS THEATRE COMPANY DECLARES

EFFECTIVE DATE FOR ITS PLAN OF REORGANIZATION

Denver, Colo. - United Artists Theatre Company ("United Artists") today announced the consummation of its Plan of Reorganization, effective March 2, 2001.

In order to consummate its Plan of Reorganization, the Company has finalized its financing documents, certain other corporate documents and certain lease amendments associated with underperforming theatres.  The Company has a period of time after the effective date to reject or accept leases and other contracts that are being renegotiated.

The Company's President and CEO, Kurt C. Hall, said, "With the announcement of the effective date of our Plan we can now focus our full attention on rebuilding our key locations, continuing to improve our operating performance and rejuvenating the United Artists franchise.  The successful completion of our reorganization efforts would not have been possible without the hard work of the Company's employees, the support of the studios and our other business partners, our equity holders and lenders, including The Anschutz Corporation.  I am especially proud of our staff and management for persevering through this very difficult period of time."

United Artists Theatre Circuit, Inc. ("UATC"), the principal operating subsidiary of United Artists, leases certain properties from a third party that has issued publicly traded pass-through certificates.  At January 22, 2001, UATC operated 216 theatres with 1604 screens.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains certain forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors, including the effectiveness of United Artists'Plan of Reorganization, the performance of films being released, competitive factors, including capital spending by other theatre operators, construction scheduling, zoning and other development approvals, the closing of certain asset sale transactions and the risks inherent in the motion picture exhibition industry which are detailed from time to time in statements and reports which the Company has filed with the Securities and Exchange Commission .